EXHIBIT 10.1

LTC PROPERTIES, INC.

NOTE PURCHASE AGREEMENT

3.66% Series I Senior Notes Due May 17, 2033

($75,000,000 Aggregate Original Principal Amount)

As of May 17, 2022

Schedule A	—	Purchaser Schedule
Schedule B	—	Defined Terms
Schedule 5.4	—	Subsidiaries; Affiliates; Directors and Officers; Restrictions on Subsidiaries
Schedule 5.5	—	Financial Statements
Schedule 5.15	—	Existing Indebtedness for Borrowed Money
Schedule 8.1	—	Required Prepayments

Exhibit A	—	Form of 3.66% Series I Senior Note due May 17, 2033
Exhibit B-1	—	Form of Opinion of Special Counsel for the Company
Exhibit B-2	—	Form of Opinion of Special Maryland Counsel for the Company
Exhibit C	—	Form of Compliance Certificate

Page

1.	Authorization of Notes		1
2.	Sale and Purchase of Notes		1
3.	EXECUTION; FUNDING		1
4.	Conditions		2
	A	Certain Documents	2
	B	Representations and Warranties	3
	C	Performance; No Default	3
	D	Changes in Structure	3
	E	Purchase Permitted By Applicable Law, Etc.	3
	F	Sale of Other Notes	3
	G	Payment of Special Counsel Fees	3
	H	Private Placement Number	4
	I	Funding Instructions	4
	J	Amendments to Other Note Agreements	4
	K	Proceedings and Documents	4
5.	Representations and Warranties of the Company		4
	5.1	Organization; Power and Authority	4
	5.2	Authorization, Etc.	4
	5.3	Disclosure	5
	5.4	Organization and Ownership of Equity in Subsidiaries; Affiliates	5
	5.5	Financial Statements; Material Liabilities	6
	5.6	Compliance with Laws; Other Instruments, Etc.	6
	5.7	Governmental Authorizations, Etc.	7
	5.8	Litigation; Observance of Agreements, Statutes and Orders	7
	5.9	Taxes	7
	5.10	Title to Property; Leases	7
	5.11	Licenses, Permits, Etc.	8
	5.12	Compliance with ERISA	8
	5.13	Private Offering by the Company	9

(continued)

Page

	5.14	Use of Proceeds; Margin Regulations	9
	5.15	Existing Indebtedness for Borrowed Money; Future Liens	10
	5.16	Foreign Asset Control Regulations, Etc.	10
	5.17	Status under Certain Statutes	11
	5.18	Environmental Matters	11
	5.19	Stock of the Company	12
	5.20	Condition of Property; Casualties; Condemnation	13
	5.21	Legal Requirements and Zoning	13
	5.22	Solvency	13
	5.23	Hostile Tender Offers	13
6.	Representations of the Purchasers		13
	6.1	Purchase for Investment	13
	6.2	Accredited Investor	14
	6.3	Source of Funds	14
7.	Information as to the Company		16
	7.1	Financial and Business Information	16
	7.2	Officer’s Certificate	19
	7.3	Visitation	19
8.	Prepayment of the Notes.		20
	8.1	Required Prepayments	20
	8.2	Optional Prepayments with Make-Whole Amount	20
	8.3	Allocation of Partial Prepayments	20
	8.4	Maturity; Surrender, Etc.	21
	8.5	Purchase of Notes	21
	8.6	Make-Whole Amount	21
9.	Affirmative Covenants		23
	9.1	Compliance with Laws and Contractual Obligations	23
	9.2	Insurance	24
	9.3	Maintenance of Properties	25
	9.4	Payment of Taxes and Claims	25

(continued)

Page

	9.5	Maintenance of Existence, Etc.	25
	9.6	Books and Records	26
	9.7	Maintenance of REIT Status	26
	9.8	Listing of Common Stock; Filing of Reports	26
	9.9	Limitations on Guaranties of Indebtedness	26
	9.10	Information Required by Rule 144A	26
10.	Negative Covenants.		27
	10.1	Liens, Etc.	27
	10.2	Mergers, Consolidations, Divisions and Sales	27
	10.3	No Burdensome Contracts with Affiliates	28
	10.4	No Changes in Fiscal Year	28
	10.5	Change in the Nature of Business	28
	10.6	Use of Proceeds of Notes	28
	10.7	No Restrictions	28
	10.8	Financial Covenants	29
	10.9	Two-Way Most Favored Lender	29
	10.10	Redemption of Stock, Etc.	31
	10.11	Economic Sanctions, Etc	31
11.	Events Of Default.		32
12.	Remedies On Default, Etc.		35
	12.1	Acceleration	35
	12.2	Other Remedies	35
	12.3	Rescission	36
	12.4	No Waivers or Election of Remedies, Expenses, Etc.	36
13.	Registration; Exchange; Substitution Of Notes		36
	13.1	Registration of Notes	36
	13.2	Transfer and Exchange of Notes	37
	13.3	Replacement of Notes	37
14.	Payments On Notes		38
	14.1	Place of Payment	38

(continued)

Page

	14.2	Home Office Payment	38
15.	Expenses, Etc.		38
	15.1	Transaction Expenses	38
	15.2	Survival	39
16.	Survival Of Representations And Warranties; Entire Agreement		39
17.	Amendment And Waiver		39
	17.1	Requirements	39
	17.2	Solicitation of Holders of Notes	40
	17.3	Binding Effect, Etc.	41
	17.4	Notes Held by Company, Etc.	41
18.	Notices		41
19.	Reproduction Of Documents		42
20.	CONFIDENTIALITY		42
21.	MISCELLANEOUS		43
	21.1	Successors and Assigns	43
	21.2	Payments Due on Non-Business Days	43
	21.3	Accounting Terms	43
	21.4	Severability	44
	21.5	Construction	44
	21.6	Counterparts; Electronic Contracting	44
	21.7	Governing Law	45
	21.8	Jurisdiction and Process	45
	21.9	Waiver of Jury Trial	45
	21.10	Divisions	46

LTC PROPERTIES, INC.
2829 Townsgate Road, Suite 350
Westlake Village, California 91361

As of May 17, 2022

TO EACH OF THE PURCHASERS LISTED IN
          THE PURCHASER SCHEDULE ATTACHED
          HERETO AS SCHEDULE A

Ladies and Gentlemen:

The undersigned, LTC Properties, Inc., a Maryland corporation (the “Company”), agrees with each of the purchasers whose names appear on the Purchaser Schedule (each, a “Purchaser” and, collectively, the “Purchasers”) as follows:

1.	Authorization of Notes

The Company will authorize the issue and sale of $75,000,000 aggregate principal amount of its 3.66% Series I Senior Notes due May 17, 2033 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Notes”, such term to include any such notes issued in substitution therefor pursuant to Section 13 of this Agreement). The Notes shall be substantially in the form set out in Exhibit A. Certain capitalized and other terms used in this Agreement are defined in Schedule B; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

2.	Sale and Purchase of Notes

Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Funding provided for in Section 3, Notes in the principal amount specified opposite such Purchaser’s name in the Purchaser Schedule at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

3.	EXECUTION; FUNDING

The execution and delivery of this Agreement shall occur on May 17, 2022 (the “Execution Date”). The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of ArentFox Schiff LLP, 1185 Avenue of the Americas, Suite 3000, New York, New York 10036 at 11:00 a.m. New York time, at a closing on May 17, 2022 (the “Funding”). At the Funding, the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least $1,000,000 as such Purchaser may request) dated the date of the Funding and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to the account number and at the bank specified in the funding instructions provided to such Purchaser in accordance with the requirements of Section 4I. If at the Funding the Company shall fail to tender such Notes to any Purchaser against payment by such Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s reasonable satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure by the Company to tender such Notes or any of the conditions specified in Section 4 not having been fulfilled to such Purchaser’s reasonable satisfaction.

4.	Conditions

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Funding is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Funding, of the following conditions:

A            Certain Documents. Such Purchaser shall have received the following, each dated the date of the Funding (except as provided in clause (h)):

(a)           an Officer’s Certificate from the Company, certifying that the conditions specified in Sections 4B, 4C and 4D have been fulfilled;

(b)            an Officer’s Certificate from the Company, setting forth a listing of the Unencumbered Assets and Qualified Loans as of the date of the Funding;

(c)          certified copies of the resolutions of the Company authorizing the execution and delivery of the Transaction Documents (and authorizing the issuance of the Notes) and of all documents evidencing other necessary corporate or similar action and governmental approvals, if any, with respect to the Transaction Documents and the Notes;

(d)          a certificate of the Secretary or an Assistant Secretary and one other officer of the Company, certifying the names and true signatures of the officers of the Company authorized to sign the Transaction Documents;

(e)            certified copies of the articles of incorporation and by-laws of the Company;

(f)            favorable opinions of: (i) Reed Smith LLP, special counsel for the Company, satisfactory to such Purchaser and substantially in the form of Exhibit B-1 attached hereto, and as to such other matters as such Purchaser may reasonably request, and (ii) Ballard Spahr LLP, special Maryland counsel for the Company, satisfactory to such Purchaser and substantially in the form of Exhibit B-2 attached hereto, and as to such other matters as such Purchaser may reasonably request. The Company hereby directs each such counsel to deliver such opinion, agrees that the issuance and sale of the Notes will constitute a reconfirmation of such direction, and understands and agrees that each Purchaser receiving such an opinion will and is hereby authorized to rely on such opinion;

(g)            a favorable opinion of ArentFox Schiff LLP, special counsel for the Purchasers, as to such matters incident to the matters herein contemplated related to the Notes as such Purchaser reasonably requests;

(h)         a good standing or similar certificate for the Company from the appropriate Governmental Authority of its jurisdiction of organization, dated as of a recent date, and such other evidence of the status of the Company as such Purchaser may reasonably request; and

(i)            additional documents or certificates with respect to legal matters or corporate or other proceedings related to the transactions contemplated hereby as may be reasonably requested by such Purchaser prior to the date of the Funding.

B            Representations and Warranties. The representations and warranties of the Company in Section 5 hereof shall, in each case, be correct on the Execution Date and at the Funding.

C          Performance; No Default. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Funding. Immediately before and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof pursuant to the requirements of Section 5.14) no Default or Event of Default shall have occurred and be continuing.

D            Changes in Structure. The Company shall not have changed its jurisdiction of organization or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other Person, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

E            Purchase Permitted By Applicable Law, Etc. On the date of the Funding such Purchaser’s purchase of Notes shall (i) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (ii) not violate any applicable law or regulation (including Regulation T, U or X of the Board of Governors of the Federal Reserve System), and (iii) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the Execution Date. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as it may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

F            Sale of Other Notes. Contemporaneously with the Funding, the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the Funding as specified in the Purchaser Schedule.

G            Payment of Special Counsel Fees. Without limiting Section 15.1, the Company shall have paid on or before the Execution Date and the date of the Funding the fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4A(g) to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to such date.

H          Private Placement Number. A Private Placement Number issued by CUSIP Global Services (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Notes.

I           Funding Instructions. At least three Business Days prior to the date of the Funding, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company specifying (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number, (iii) the account name and number into which the purchase price for the Notes is to be deposited and (iv) the name and telephone number of a Responsible Officer of the Company responsible for (a) verifying receipt of the funds and (b) verifying the information set forth in the instructions.

J          Amendments to Other Note Agreements. Such Purchaser shall have received evidence satisfactory to it that the financial covenants and related definitions in each Other Note Agreement shall have been amended to be consistent with the corresponding financial covenants and related definitions in this Agreement.

K          Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such counsel may reasonably request.

5.	Representations and Warranties of the Company

The Company represents and warrants to each Purchaser that:

5.1	Organization; Power and Authority.

The Company is a corporation duly organized, validly existing and in good standing under the laws of Maryland, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the requisite power and authority to own or hold under lease the Properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver the Transaction Documents and to perform the provisions of the Transaction Documents which it is required to perform. The Company is organized in conformity with the requirements for qualification as a REIT under the Code, and its method of operation enables it to meet the requirements for qualification and taxation as a REIT under the Code.

5.2	Authorization, Etc.

This Agreement, the Notes and the other Transaction Documents have been duly authorized by all necessary action on the part of the Company, and each of this Agreement and the other Transaction Documents (other than the Notes) constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3	Disclosure.

Neither this Agreement nor any other document, certificate or statement furnished to such Purchaser by or on behalf of the Company in connection herewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading in light of the circumstances under which they were made, such Purchaser acknowledging that as to any projections furnished to such Purchaser, the Company only represents that the same were prepared in good faith on the basis of information and estimates the Company believed to be reasonable at the time of the preparation and delivery thereof. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the other documents, certificates and other writings (including the Company’s most recent reports on Form 10-Q and Form 10-K and the Company’s reports on Form 8-K filed during the period from January 1, 2022 through the Execution Date) delivered to such Purchaser by or on behalf of the Company. Since December 31, 2021, there has been no change in the financial condition, operations, business, Properties or prospects of the Company or any Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the other documents, certificates and other writings delivered to such Purchaser by or on behalf of the Company.

5.4	Organization and Ownership of Equity in Subsidiaries; Affiliates.

(a)	Schedule 5.4 contains complete and correct lists as of the Execution Date (i) of each of the Subsidiaries of the Company, showing, as to each such Subsidiary, whether such Subsidiary is an Unencumbered Asset Subsidiary, the correct name thereof, the jurisdiction of its organization, the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares or units of each class issued and outstanding, (ii) of each of the Company’s Affiliates, other than the Company’s Subsidiaries, and (iii) of the Company’s directors and senior officers.

(b)	All of the outstanding shares of capital stock or similar equity interests of each Subsidiary owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien except as disclosed on Schedule 5.4.

(c)	Each Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the Properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d)	No Subsidiary is a party to, or otherwise subject to any legal, regulatory, contractual or other restriction (other than this Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

5.5	Financial Statements; Material Liabilities.

The Company has delivered to each Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of such financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial condition of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated financial results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Company and its Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in writing to the Purchasers.

5.6	Compliance with Laws; Other Instruments, Etc.

The execution, delivery and performance by the Company of the Transaction Documents will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any Property of the Company or any of its Subsidiaries under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter (or similar constitutive documents) or bylaws (or similar documents), or any other agreement or instrument to which the Company or any of its Subsidiaries is bound or by which the Company or any of its Subsidiaries or any of their respective Properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any of its Subsidiaries, or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any of its Subsidiaries.

Neither the Company nor any Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting such Person or any of its Property, which default, if uncured, could reasonably be expected to have a Material Adverse Effect.

5.7	Governmental Authorizations, Etc.

No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement, the Notes or the other Transaction Documents.

5.8	Litigation; Observance of Agreements, Statutes and Orders.

(a)	There are no actions, suits, investigations or proceedings pending or, to the actual knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any Property of the Company or any of its Subsidiaries in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b)	Neither the Company nor any Subsidiary is in default under any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.16) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.9	Taxes.

All tax returns required to be filed by the Company or any Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees, and other governmental charges upon the Company or any Subsidiary or upon any of its Property, income or franchises, which are shown to be due and payable in such returns, have been paid, except such taxes, assessments, fees and governmental charges, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided or where the failure to so file or pay would not cause a Material Adverse Effect. The Company does not know of any proposed additional tax assessment against it or its Subsidiaries for which adequate provisions in accordance with GAAP have not been made on their accounts. Adequate provisions in accordance with GAAP for taxes on the books of the Company and each Subsidiary have been made for all open years, and for its current fiscal period.

5.10	Title to Property; Leases.

The Company and its Subsidiaries have good and sufficient title to their respective Properties (other than Properties which are leased) that individually or in the aggregate are Material, including all such Properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement.

5.11	Licenses, Permits, Etc.

(a)	The Company and its Subsidiaries own, possess or have the right to use all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.

(b)	To the best knowledge of the Company, no product of the Company or any of its Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.

(c)	To the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.

5.12	Compliance with ERISA.

(a)	The Company, each Subsidiary and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. None of the Company, any Subsidiary or any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company, any Subsidiary or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company, any Subsidiary or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or pursuant to section 430 or 436 of the Code or section 4068 of ERISA, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b)	The present value of the aggregate benefit liabilities under each of the Plans subject to Title IV of ERISA (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c)	The Company, the Subsidiaries and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d)	The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended Fiscal Year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60 (formerly known as Financial Accounting Standards Board Statement No. 106), without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.

(e)	The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser.

(f)	The Company and its Subsidiaries do not have any Non-U.S. Plans.

5.13	Private Offering by the Company.

Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and other Institutional Investors (as defined in clause (c) to the definition of such term), each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would constitute a general solicitation with respect to the issuance or sale of the Notes or that otherwise would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act or the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

5.14	Use of Proceeds; Margin Regulations.

The Company will apply the proceeds of the sale of the Notes for general corporate purposes. None of the proceeds of the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 25% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 25% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

5.15	Existing Indebtedness for Borrowed Money; Future Liens.

(a)	Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness for Borrowed Money of the Company and its Subsidiaries as of March 31, 2022 (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and Guaranties thereof, if any), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness for Borrowed Money of the Company or any of its Subsidiaries.

(b)	Neither the Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its Property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.1.

(c)	Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness for Borrowed Money of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness for Borrowed Money of the Company or any Subsidiary, except as specifically indicated in Schedule 5.15.

5.16	Foreign Asset Control Regulations, Etc.

(a)	Neither the Company nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union.

(b)	Neither the Company nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to the Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.

(c)	No part of the proceeds from the sale of the Notes hereunder:

(i)	constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (B) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws;

(ii)	will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or

(iii)	will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.

(d)	The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

5.17	Status under Certain Statutes.

Neither the Company nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

5.18	Environmental Matters.

(a)	Neither the Company nor any Subsidiary has actual knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(b)	Neither the Company nor any Subsidiary has actual knowledge of any claim or has actual knowledge that any of its tenants has received any notice of any claim, and neither the Company nor any Subsidiary has actual knowledge that any proceeding has been instituted raising any claim against any tenant of the Company or its Subsidiaries with respect to their use of any real properties or other assets now or formerly owned, leased or operated by any of the Company or its Subsidiaries, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(c)	Neither the Company nor any Subsidiary has actual knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(d)	Neither the Company nor any Subsidiary has, and to the actual knowledge of the Company and its Subsidiaries none of its tenants has, stored any material quantities of Hazardous Materials on real properties now or formerly owned, leased or operated by any of the Company or its Subsidiaries; and neither the Company nor any Subsidiary has, and to the actual knowledge of the Company and its Subsidiaries none of its tenants or any other Person has, disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect;

(e)	To the actual knowledge of the Company and its Subsidiaries, the tenants of the Company and its Subsidiaries have obtained all governmental approvals required for the operation of the Properties under applicable Environmental Laws, except such as could not reasonably be expected to result in a Material Adverse Effect; and

(f)	To the actual knowledge of the Company, all buildings on all real properties now owned, leased or operated by the Company or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

5.19	Stock of the Company.

As of the Execution Date, the entire outstanding capital stock of the Company consists of Common Stock, 35,540,762 shares outstanding.

5.20	Condition of Property; Casualties; Condemnation.

To the actual knowledge of the Company or its Unencumbered Asset Subsidiaries, and except such as has not had, and could not reasonably be expected to have, a Material Adverse Effect, each Property owned by them (a) is in good repair, working order and condition, normal wear and tear excepted, (b) is free of structural defects, (c) is not subject to material deferred maintenance, and (d) has and will have all building systems contained therein in good repair, working order and condition, normal wear and tear excepted. To the actual knowledge of the Company or of any of its Subsidiaries, and except such as has not had, and could not reasonably be expected to have, a Material Adverse Effect, none of the Properties owned by them is currently affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy. No condemnation or other like proceedings that has had, or could reasonably be expected to result in, a Material Adverse Effect, are pending and served nor, to the actual knowledge of the Company or its Subsidiaries, threatened against any Property owned by it or any of its Subsidiaries in any manner whatsoever. No casualty has occurred to any such Property that could reasonably be expected to have a Material Adverse Effect.

5.21	Legal Requirements and Zoning.

To the actual knowledge of the Company and its Subsidiaries, the use and operation of each Property owned by the Company or its Subsidiaries constitutes a legal use under applicable zoning regulations (as the same may be modified by special use permits or the granting of variances) and complies in all material respects with all Legal Requirements, and does not violate in any material respect any material approvals, material restrictions of record or any material agreement affecting any such Property (or any portion thereof).

5.22	Solvency.

The Company and each of its Subsidiaries are solvent, able to pay their debts as they become due, and have sufficient capital to carry on their business as currently conducted.

5.23	Hostile Tender Offers.

None of the proceeds of the sale of any Notes will be used to finance a Hostile Acquisition.

6.	Representations of the Purchasers

6.1	Purchase for Investment.

Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each such Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

6.2	Accredited Investor.

Each Purchaser severally represents that it is an “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) acting for its own account (and not for the account of others) or as a fiduciary or agent for others (which others are also “accredited investors”). Each Purchaser further severally represents that such Purchaser has had the opportunity to ask questions of the Company and received answers concerning the terms and conditions of the sale of the Notes.

6.3	Source of Funds.

Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a)	the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b)	the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)	the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1, or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d)	the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM, and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d); or

(e)	the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM, and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f)	the Source is a governmental plan; or

(g)	the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h)	the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.3, the terms “employee benefit plan”, “governmental plan”, and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

7.	Information as to the Company.

7.1          Financial and Business Information. The Company shall deliver to each Purchaser and each holder of Notes that is an Institutional Investor:

(a)	Quarterly Statements — as soon as available, and in any event within 45 days after the close of each of the first three (3) Fiscal Quarters of each Fiscal Year of the Company a copy of the consolidated balance sheet of the Company and its Subsidiaries as of the last day of such Fiscal Quarter and the consolidated statements of income and cash flows of the Company and its Subsidiaries for such quarter and for the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous Fiscal Year, prepared by the Company in accordance with GAAP and certified to by its chief financial officer or another officer of the Company acceptable to the Required Holders (the filing within the time period specified above of the Company’s Form 10-Q for such Fiscal Quarter on the EDGAR system shall satisfy this requirement);

(b)	Annual Statements — as soon as available, and in any event within 90 days after the end of each Fiscal Year of the Company, duplicate copies of

(i)	a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, and

(ii)	consolidated statements of income, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the filing within the time period specified above of the Company’s Form 10-K for such Fiscal Year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act, provided that such annual report need not be filed until required to be filed pursuant to SEC requirements) prepared in accordance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(b);

(c)	[Intentionally Omitted];

(d)	Annual List of Subsidiaries. As soon as available, and in any event within 90 days after the close of each Fiscal Year of the Company, a complete and correct list that identifies as of the close of such Fiscal Year each of the Subsidiaries of the Company, showing, as to each such Subsidiary, whether such Subsidiary is an Unencumbered Asset Subsidiary, the correct name thereof, the jurisdiction of its organization, the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares or units of each class issued and outstanding;

(e)	Annual Projections — as soon as available, and in any event within 90 days after the last day of each Fiscal Year of the Company, a copy of the Company’s consolidated projections for the then current Fiscal Year of revenues, expenses and balance sheet on a quarter-by-quarter basis, with such projections in reasonable detail prepared by the Company and in form satisfactory to the Required Holders (which shall include a summary of all significant assumptions made in preparing such business plan);

(f)	SEC and Other Reports — promptly upon their becoming available, (i) one copy of each financial statement, report or notice sent by the Company or any Subsidiary to its principal lending banks as a whole (excluding any information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability), and (ii) each report on Form 8-K (or any similar successor form) and all amendments thereto (which documents may be delivered by email) filed by the Company or any Subsidiary with the SEC;

(g)	Notice of Default or Event of Default — promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(h)	Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

(i)	Other Notices — promptly after knowledge thereof shall have come to the attention of any Responsible Officer of the Company, written notice of any threatened or pending litigation or governmental or arbitration proceeding or labor controversy against the Company or any Subsidiary or any of their Property which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(j)	ERISA Matters — promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i)	with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the Execution Date; or

(ii)	the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multi-employer Plan that such action has been taken by the PBGC with respect to such Multi-employer Plan; or

(iii)	any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect; and

(k)	Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such Purchaser or holder of Notes.

(l)	Certain Investments and Acquisitions — if any investment or acquisition together with any other investments or acquisitions made during any Fiscal Quarter have an aggregate cost exceeding 20% of the Total Asset Value of the Company and its Subsidiaries as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 7.1, then for and concurrently with such investment or acquisition, a certificate of a Senior Financial Officer described in Section 7.2 showing the Company’s pro forma compliance with the covenants contained in Section 10.9 after giving effect to the proposed investment or acquisition, including giving effect in terms of additional asset value, liabilities incurred, if any, additional revenues and expenses associated therewith which have been contemplated and have been projected into the expected operating results and financial position of the Company for the Fiscal Quarter in which the investment or acquisition occurs.

7.2         Officer’s Certificate. Each set of financial statements delivered to a Purchaser or holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer, substantially in the form of Exhibit E attached hereto, setting forth:

(a)	Covenant Compliance — (x) the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 10.2, Section 10.8 and the requirements of any additional Financial Covenants incorporated herein pursuant to Section 10.9 during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, (i) the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence, and (ii) a reconciliation from GAAP, as reflected in the statements then being furnished, to the calculation of the financial covenants in Section 10.2, Section 10.8 and any additional Financial Covenants incorporated herein pursuant to Section 10.9, after giving effect to the exclusion from GAAP of the effects of Accounting Standards Codification 825-10-25 (previously referred to as SFAS 159) or any successor or similar provision to the extent it relates to “fair value” accounting for liabilities), and (y) a listing of the Unencumbered Assets and Qualified Loans as of the end of the quarterly or annual period covered by the statements then being furnished; and

(b)	Event of Default — a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

7.3	Visitation. The Company shall permit the representatives of each Purchaser and each holder of Notes that is an Institutional Investor:

(a)	No Default — if no Default or Event of Default then exists, at the expense of such Purchaser or holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

(b)	Default — if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

8.	Prepayment of the Notes.

8.1	Required Prepayments.

On each of the dates specified on Schedule 8.1 the Company will prepay the principal amount specified to be paid on such date (or such lesser principal amount as shall then be outstanding) of the Notes at par and without payment of any Make-Whole Amount or other premium; provided that upon any partial prepayment of the Notes pursuant to Section 8.2 or any partial purchase of Notes pursuant to Section 8.5, the principal amount of each required prepayment of the Notes becoming due under this Section 8.1 on and after the date of such prepayment or purchase shall be reduced in the same proportion as the aggregate unpaid principal amount of the Notes is reduced as a result of such prepayment or purchase.

As provided therein, the entire unpaid principal balance of each Note shall be due and payable on May 17, 2033.

8.2	Optional Prepayments with Make-Whole Amount.

The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than $1,000,000 (and increments of $100,000 in excess thereof) of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, or such lesser principal amount of the Notes as shall then be outstanding, at 100% of the principal amount so prepaid, plus interest thereon to the prepayment date and the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 5 Business Days and not more than 60 days prior to the date (which shall be a Business Day) fixed for such prepayment. Each such notice shall specify such date, the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by the registered holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

8.3	Allocation of Partial Prepayments.

In the case of each partial prepayment of the Notes under Section 8.1 or Section 8.2, the principal amount prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore prepaid.

8.4	Maturity; Surrender, Etc.

In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

8.5	Purchase of Notes.

The Company will not, and will not permit any Affiliate to, purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (i) upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes, or (ii) pursuant to a written offer to purchase any outstanding Notes made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement, and no Notes may be issued in substitution or exchange for any such Notes.

8.6	Make-Whole Amount.

The term “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal; provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (a) 0.50% plus (b) the yield to maturity implied by the “Ask Yield(s)” reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (i) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (ii) interpolating linearly between the “Ask Yields” Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (x) 0.50% plus (y) the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360-day year comprised of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date; provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or Section 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2, or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

9.	Affirmative Covenants

The Company covenants that from the Execution Date until the Funding and thereafter, so long as any of the Notes are outstanding or any amounts owing under the Transaction Documents remain unpaid:

9.1	Compliance with Laws and Contractual Obligations.

(a)	Without limiting Section 10.11, the Company will, and will cause each of its Subsidiaries to, comply with (i) all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, the USA PATRIOT Act, Environmental Laws, and the other laws and regulations that are referenced in Section 5.16, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective Properties or to the conduct of their respective businesses and (ii) all contractual obligations, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations or non-compliance with such contractual obligations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)	Without limiting the agreements set forth in Section 9.1(a) above, for each of its owned Properties, respectively, the Company will, and will cause each of its Subsidiaries to, require that each tenant and subtenant, if any, of any of the Properties or any part thereof, at all times, do the following to the extent the failure to do so, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect: (i) comply in all material respects with all applicable Environmental Laws; (ii) obtain and maintain in full force and effect all material governmental approvals required by any applicable Environmental Law for operations at each of the Properties; (iii) cause to be cured any material violation by it or at any of the Properties of applicable Environmental Laws; (iv) not allow the presence or operation at any of the Properties of any (1) landfill or dump or (2) hazardous waste management facility or solid waste disposal facility as defined pursuant to applicable Environmental Law; (v) not manufacture, use, generate, transport, treat, store, Release, dispose or handle any Hazardous Material at any of the Properties except in the ordinary course of its business and in de minimis amounts; (vi) within ten (10) Business Days notify the holders of Notes in writing of, and provide any reasonably requested documents upon learning of, any of the following in connection with the Company or any Subsidiary or any of the Properties: (1) any material Environmental Liability, (2) any material Environmental Claim, (3) any material violation of an Environmental Law or material Release, threatened Release or disposal of a Hazardous Material, (4) any restriction on the ownership, occupancy, use or transferability arising pursuant to any (x) Release, threatened Release or disposal of a Hazardous Material or (y) Environmental Law, or (5) any environmental, natural resource, health or safety condition, which could reasonably be expected to have a Material Adverse Effect; (vii) conduct at its expense any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any material Release, threatened Release or disposal of a Hazardous Material as required by any applicable Environmental Law; (viii) abide by and observe any restrictions on the use of the Properties imposed by any Governmental Authority as set forth in a deed or other instrument affecting the Company’s or any Subsidiary’s interest therein; (ix) promptly provide or otherwise make available to the holders of Notes any reasonably requested environmental record concerning the Properties which the Company or any Subsidiary possesses or can reasonably obtain; and (x) perform, satisfy, and implement any operation or maintenance actions required by any Governmental Authority or Environmental Law, or included in any no further action letter or covenant not to sue issued by any Governmental Authority under any Environmental Law.

9.2	Insurance.

The Company will, and will cause each of its Subsidiaries to, maintain and cause their respective tenants to maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business, similarly situated, and operating like Properties. The Company shall, upon the request of the Required Holders, furnish to the holders of Notes certificates of insurance setting forth in summary form the nature and extent of the insurance maintained on the Properties.

9.3	Maintenance of Properties.

The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept (including, without limitation, by their respective tenants), their respective Properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its Properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.4	Payment of Taxes and Claims.

The Company will cause each of its tenants to duly pay and discharge, all taxes, rates, assessments, fees, and governmental charges upon or against it or its Property relating to such Property, that individually or collectively would materially impair the value of such Property, and in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.

The Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their Properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on Properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary, or (ii) the nonpayment of all such taxes, assessments, charges, levies and claims in the aggregate could not reasonably be expected to have a Material Adverse Effect.

9.5	Maintenance of Existence, Etc.

Subject to Section 10.2, the Company will at all times preserve and keep in full force and effect its corporate or similar existence and the corporate or similar existence of each of its Subsidiaries (unless merged into the Company or a Wholly-Owned Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

9.6	Books and Records.

The Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Subsidiary, as the case may be.

9.7	Maintenance of REIT Status.

The Company will, at all times, conduct its affairs and the affairs of its Subsidiaries in a manner so as to continue to qualify as a REIT and elect to be treated as a REIT under all applicable laws, rules and regulations.

9.8	Listing of Common Stock; Filing of Reports.

The Company will (i) at all times cause its common stock to be duly listed on the New York Stock Exchange, the American Stock Exchange or the National Association of Securities Dealers Automated Quotation or other national stock exchange, and (ii) timely file all reports required to be filed by it with the New York Stock Exchange, the American Stock Exchange or the National Association of Securities Dealers Automated Quotation and the Securities and Exchange Commission.

9.9	Limitations on Guaranties of Indebtedness.

Concurrent with (i) any Subsidiary issuing Unsecured Debt or becoming a guarantor or other obligor with respect to Unsecured Debt, or (ii) any Secured Debt becoming Unsecured Debt, the Company shall cause each Subsidiary described in clause (i) and each Subsidiary which is the issuer or a guarantor or other obligor with respect to Unsecured Debt described in clause (ii) (if the applicable Subsidiary is not then a guarantor or other obligor of the Notes) to execute and deliver to the holders of the Notes a guaranty of the obligations evidenced by the Notes, together with such other instruments, documents, certificates and opinions reasonably required by the Required Holders in connection therewith, each of the foregoing being in form and substance customary and appropriate for financings of this type.

9.10	Information Required by Rule 144A.

Upon the request of the holder of any Note, the Company will promptly provide to such holder, and to any Qualified Institutional Buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to the reporting requirements of section 13 or 15(d) of the Exchange Act.

The parties hereto hereby agree that although it will not be a Default or an Event of Default if the Company fails to comply with any provision of this Section 9 on or after the Execution Date and prior to the Funding, if such a failure occurs, then any of the Purchasers may elect not to purchase the Notes on the date of the Funding that is specified in Section 3.

10.	Negative Covenants.

The Company further covenants that from the Execution Date until the Funding and thereafter, so long as any of the Notes are outstanding or any amounts owing under the Transaction Documents remain unpaid:

10.1	Liens, Etc.

The Company will not, nor shall it permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; provided, however, that the foregoing shall not apply to nor operate to prevent any Permitted Liens. Without limitation of the immediately preceding sentence, the Company will not permit any Principal Credit Facility (including the Credit Agreement and any Other Note Agreement) to be secured by any consensual Lien unless the Notes are simultaneously secured pursuant to terms and provisions, including an intercreditor agreement, satisfactory to the Required Holders.

10.2	Mergers, Consolidations, Divisions and Sales.

The Company will not merge, divide or consolidate with or into, or convey, transfer or otherwise dispose of (whether in one transaction or a series of transactions) any of its Property (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person, or permit any Subsidiary to do so; provided, however, that the Company may merge or consolidate with another Person, including a Subsidiary, if (A) the Company is the surviving corporation, (B) the Company will be in pro forma compliance with all provisions of this Agreement upon and after such merger or consolidation, and (C) the Company will not engage in any material line of business substantially different from that engaged in on the Execution Date and; provided further, that so long as no Default or Event of Default exists this Section shall not apply to nor operate to prevent:

(a)	the sale, transfer or other disposition of Property of the Company and its Subsidiaries to one another in the ordinary course of its business;

(b)	the merger of any Subsidiary with and into the Company or any other Subsidiary, provided that, in the case of any merger involving the Company, the Company is the corporation surviving the merger;

(c)	the sale, transfer or other disposition of (i) any tangible personal property that, in the reasonable business judgment of the Company or its Subsidiary, has become obsolete or worn out, and which is disposed of in the ordinary course of business, or (ii) for the avoidance of doubt, capital stock of the Company held by the Company as treasury stock; and

(d)	the sale, transfer or other disposition of Property of the Company or any Subsidiary (including any disposition of Property as part of a sale and leaseback transaction); provided, that if the Gross Book Value of such sale, transfer or disposition during any Fiscal Quarter exceeds $10,000,000 and together with any other sales, transfers or dispositions made during such Fiscal Quarter in the aggregate exceed an amount equal to $100,000,000, then for such sales, transfers or dispositions, the Company shall provide to the holders of Notes covenant calculations for the covenants contained in Section 10.8, showing that, after giving effect to such sales, transfers or dispositions, the Company shall be in pro forma compliance with such covenants for the Fiscal Quarter then most recently ended for which financial statements have been provided hereunder.

10.3	No Burdensome Contracts with Affiliates.

The Company shall not, nor shall it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than with Wholly-owned Subsidiaries) on terms and conditions which are less favorable to the Company or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

10.4	No Changes in Fiscal Year.

The Fiscal Year of the Company ends on December 31st of each year; and the Company shall not change its Fiscal Year from its present basis.

10.5	Change in the Nature of Business.

The Company will not, nor shall it permit any Subsidiary to, engage in any business or activity if as a result the general nature of the business of the Company and its Subsidiaries would be changed in any material respect from the general nature of the business engaged in by it as of the Execution Date. As of the Execution Date, the general nature of the business of the Company and its Subsidiaries is primarily the business of the acquisition, financing and ownership of Senior Housing Assets and other business activities incidental thereto.

10.6	Use of Proceeds of Notes.

The Company will not use the credit extended under this Agreement for any purpose other than solely the purposes set forth in, or otherwise contemplated by, Section 5.14 hereof.

10.7	No Restrictions.

Except as provided herein, the Company will not, nor will it permit any Subsidiary (except for bankruptcy remote subsidiaries established in connection with (i) any securitization or participation transaction or with any Permitted Lien, or (ii) any ownership of fee simple real estate Properties not exceeding $200,000,000 individually or in the aggregate) to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of the Company or any Subsidiary to: (a) pay dividends or make any other distributions on any Subsidiary’s capital stock or other equity interests owned by the Company or any other Subsidiary, (b) pay any indebtedness owed to the Company or any other Subsidiary, (c) make loans or advances to the Company or any other Subsidiary, (d) transfer any of its Property to the Company or any other Subsidiary, provided however, that the foregoing does not impose any limitation on transfers of property that is subject to a Permitted Lien, or (e) guarantee the obligations evidenced by the Notes or under this Agreement and/or grant Liens on its assets to a collateral agent for the ratable benefit of the holders from time to time of the Notes, the Other Noteholders, the Lenders under (and as defined in) the Credit Agreement and other indebtedness as required by the Transaction Documents.

10.8	Financial Covenants.

(a)	Maximum Total Indebtedness to Total Asset Value Ratio. As of the last day of each Fiscal Quarter of the Company, the Company shall not permit the ratio of Total Indebtedness to Total Asset Value to be greater than 0.60 to 1.00.

(b)	Maximum Secured Debt to Total Asset Value Ratio. As of the last day of each Fiscal Quarter of the Company, the Company shall not permit the ratio of Secured Debt to Total Asset Value to be greater than 0.35 to 1.00.

(c)	Maximum Unsecured Debt to Unencumbered Asset Value. As of the last day of each Fiscal Quarter of the Company, the Company shall not permit the ratio of Unsecured Debt to Unencumbered Asset Value to be greater than 0.60 to 1.00.

(d)	Minimum EBITDA to Fixed Charges Ratio. As of the last day of each Rolling Period of the Company, the Company shall not permit the ratio of EBITDA for such Rolling Period to Fixed Charges for such Rolling Period to be less than 1.50 to 1.00.

(e)	Maintenance of Tangible Net Worth. The Company shall not permit at any time Tangible Net Worth to be less than the sum of (a) $834,451,000 plus (b) 75% of the aggregate net proceeds received by the Company or any of its Subsidiaries after December 31, 2020 in connection with any offering of capital stock or other equity interests of the Company or the Subsidiaries, but only to the extent that such net proceeds are not used to redeem existing capital stock or other equity interests of the Company or the Subsidiaries.

10.9        Two-Way Most Favored Lender. If at any time after November 19, 2021 the Credit Agreement is amended or otherwise modified, or any agreement related to the Credit Agreement is entered into or is amended or otherwise modified, and as a result of any of the foregoing any Financial Covenant for the Bank Facility is modified (whether in a manner to be more beneficial or less beneficial to the lenders under the Credit Agreement) or eliminated, or any Financial Covenant is added for the Bank Facility (in each such case, a “Modified Bank Financial Covenant”), then (i) the corresponding Financial Covenant in this Agreement shall be deemed automatically modified in such manner or eliminated, as the case may be, or such additional Financial Covenant for the Bank Facility shall be deemed automatically incorporated by reference, in each case mutatis mutandis, as if such modified or additional Financial Covenant were set forth fully herein or such eliminated Financial Covenant were deleted herefrom, as applicable, and (ii) the Company shall promptly, and in any event within five (5) Business Days after entering into any such Modified Bank Financial Covenant, advise the holders of Notes in writing of such Modified Bank Financial Covenant. Thereafter, upon the request of the Required Holders, the Company shall enter into an amendment to this Agreement with the Required Holders evidencing the incorporation of such Modified Bank Financial Covenant, it being agreed that any failure to make such request or to enter into any such amendment shall in no way qualify or limit the effectiveness of the deemed modification or elimination, as the case may be, of the applicable Financial Covenant in this Agreement, or the incorporation by reference into this Agreement of the applicable additional Financial Covenant, in each case as described in clause (i) of the immediately preceding sentence.

Notwithstanding anything to the contrary in the immediately preceding paragraph of this Section 10.9: (i) no such modification of a Financial Covenant that would be less beneficial to the holders of the Notes, and no such elimination of a Financial Covenant, shall be effective if a Default or Event of Default has occurred and is continuing immediately prior to the time such Modified Bank Financial Covenant or elimination of a Financial Covenant becomes effective; (ii) no modification or series of modifications effected pursuant to the provisions of this Section 10.9 shall be effective to: (A) increase the maximum permitted ratio of Total Indebtedness to Total Asset Value as set forth in Section 10.8(a) of this Agreement to a level greater than 0.60 to 1.00 (provided that such Financial Covenant shall be calculated on a basis consistent with the manner in which it was calculated on the date hereof pursuant to this Agreement) or eliminate such Financial Covenant set forth in Section 10.8(a) from this Agreement; (B) increase the maximum permitted ratio of Secured Debt to Total Asset Value as set forth in Section 10.8(b) of this Agreement to a level greater than 0.40 to 1.00 (provided that such Financial Covenant shall be calculated on a basis consistent with the manner in which it was calculated on the date hereof pursuant to this Agreement) or eliminate such Financial Covenant set forth in Section 10.8(b) from this Agreement; (C)(1) increase the maximum permitted ratio of Unsecured Debt of the Company and its Subsidiaries to Unencumbered Asset Value as set forth in Section 10.8(c) of this Agreement to a level greater than 0.6667 to 1.0000 (provided that such Financial Covenant shall be calculated on a basis consistent with the manner in which it was calculated on the date hereof pursuant to this Agreement), (2) modify the definition of “Capitalization Rate” such that the capitalization rate for assisted living facilities would be lower than 7.00%, skilled nursing facilities would be lower than 8.50%, Non-Government Reimbursed Properties that are independent living facilities would be lower than 6.50%, hospitals would be lower than 9.00%, Non-Government Reimbursed Properties that are not independent living facilities would be lower than 7.00%, or other Government Reimbursed Properties would be lower than 9.00%, or (3) eliminate such Financial Covenant set forth in Section 10.8(c) from this Agreement unless (x) such Financial Covenant is replaced with a Financial Covenant prohibiting the ratio of Total Asset Value (but computed solely for unencumbered assets of the Company and its Subsidiaries) to Unsecured Debt, or a formulation for such replacement Financial Covenant which is substantially similar thereto, from being less than 1.50 to 1.00 as of the last day of each Fiscal Quarter of the Company, (y) a customary priority debt covenant satisfactory to the Required Holders is added to Section 10.8 and (z) Section 10.1 is modified in a manner consistent with such newly added priority debt covenant and reasonably satisfactory to the Required Holders, provided that if such Financial Covenant set forth in Section 10.8(c) is eliminated as provided in this clause (C)(3), then, unless such Financial Covenant is subsequently reinstated, the immediately preceding clauses (C)(1) and (C)(2) will not be applicable; (D) decrease the minimum required ratio of EBITDA for any Rolling Period to Fixed Charges for such Rolling Period as set forth in Section 10.8(d) of this Agreement to a level less than 1.50 to 1.00 (provided that such Financial Covenant shall be calculated on a basis consistent with the manner in which it was calculated on the date hereof pursuant to this Agreement) or eliminate such Financial Covenant set forth in Section 10.8(d) from this Agreement; or (E) modify any defined terms applicable to or used in the calculation of any Financial Covenant; and (iii) in the event the Bank Facility is terminated, all Financial Covenants hereunder shall be unaffected and shall remain in effect in the same manner as they existed immediately prior to such termination. For the avoidance of doubt, (i) any proposed changes to any Financial Covenant pursuant to this Section 10.9 which exceed, or are less than (as applicable), the thresholds set forth in clause (ii) above (when calculated on a basis consistent with the manner in which such Financial Covenant was calculated on the date hereof pursuant to this Agreement and not according to any other method of calculation set forth in any Modified Bank Financial Covenant adopted after the date hereof), shall remain unmodified and shall not become effective and (ii) if, following the date hereof, any Financial Covenant remains unmodified in the circumstances described in clause (i) of this sentence following the adoption of a Modified Bank Financial Covenant, such unmodified Financial Covenant shall continue to be calculated for purposes of Section 10.8 solely on a basis consistent with the manner in which such Financial Covenant was calculated on the date hereof pursuant to this Agreement and not according to any other method of calculation set forth in any Modified Bank Financial Covenant, and any breach of such unmodified Financial Covenant shall constitute an Event of Default, pursuant to the terms of Section 11 hereunder, notwithstanding the fact that the Company may be in compliance with such ineffective Modified Bank Financial Covenant at such time.

10.10      Redemption of Stock, Etc. The Company will not, and will not permit any Subsidiary to, (a) redeem, purchase or otherwise acquire, refinance or repay any preferred stock of the Company or any Subsidiary if an Event of Default exists at such time or immediately after giving effect thereto, or (b) redeem, purchase or otherwise acquire, refinance or repay any preferred stock of the Company or any Subsidiary with the proceeds from, or in exchange for, the issuance of capital stock which is mandatorily redeemable, preferred stock which is redeemable at the election of the holder thereof or preferred stock with respect to which any holder thereof has a put or similar right to require the Company or any Subsidiary to purchase, re-purchase or otherwise acquire such preferred stock.

10.11	Economic Sanctions, Etc.

The Company will not, and will not permit any Controlled Entity to (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any Purchaser or holder or any affiliate of such Purchaser or holder to be in violation of, or subject to sanctions under, any law or regulation applicable to such Purchaser or holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws

The parties hereto hereby agree that although it will not be a Default or an Event of Default if the Company fails to comply with any provision of this Section 10 on or after the Execution Date and prior to the Funding, if such a failure occurs, then any of the Purchasers may elect not to purchase the Notes on the date of Funding that is specified in Section 3.

11.	Events Of Default.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)	the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)	the Company defaults in the payment of any interest on any Note for more than three Business Days after the same becomes due and payable; or

(c)	the Company defaults in the performance of or compliance with any term contained in Sections 9.5 (to the extent that Section 9.5 pertains to the maintenance and keeping in full force and effect of the Company’s existence), 9.9 or 10; or

(d)	the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 11) or in any other Transaction Document and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default, and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (d) of Section 11); or

(e)	any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any other Transaction Document or in any writing furnished in connection with the transactions contemplated hereby or thereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f)	(i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness for Borrowed Money that is outstanding beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness for Borrowed Money or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness for Borrowed Money has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness for Borrowed Money to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness for Borrowed Money to convert such Indebtedness for Borrowed Money into equity interests), (x) the Company or any Subsidiary has become obligated to purchase or repay Indebtedness for Borrowed Money before its regular maturity or before its regularly scheduled dates of payment, or (y) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such Indebtedness for Borrowed Money; provided that (i) the aggregate amount of all Indebtedness for Borrowed Money to which such a payment default shall occur and be continuing or such a failure or other event causing or permitting acceleration (or resale to the Company or any Subsidiary) shall occur and be continuing exceeds 3% of the Applicable Total Asset Value or (ii) if such default results solely from a payment not paid when due, there shall be a five (5) day cure period so long as the maturity date with respect to the subject Indebtedness for Borrowed Money has not been accelerated; or

(g)	the Company or any Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h)	a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of the Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of the Subsidiaries, or any such petition shall be filed against the Company or any of the Subsidiaries and such petition shall not be dismissed within 60 days; or

(i)	one or more final judgments or orders (including any such final order enforcing a binding arbitration decision) for the payment of money in an aggregate amount in excess of $25,000,000 (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing) are rendered against one or more of the Company and its Subsidiaries and which judgments or orders are not, within 30 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 30 days after the expiration of such stay;

(j)	if (i) any Plan shall fail to satisfy the minimum funding standards of the Pension Funding Rules for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under the Pension Funding Rules, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $25,000,000, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or

(k)	a Change of Control shall occur; or

(l)	there shall be a determination from the applicable Governmental Authority from which no appeal can be taken that the Company’s tax status as a REIT has been lost; or

(m)	the Company at any time hereafter fails to cause its common stock to be duly listed on the New York Stock Exchange, the American Stock Exchange or the National Association of Securities Dealers Automated Quotation; or

(n)	any provision of any Transaction Document shall for any reason (other than pursuant to the terms thereof) cease to be valid and binding on or enforceable in any material respect against the Company, or the Company shall so state in writing.

As used in Section 11(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.

12.	Remedies On Default, Etc.

12.1	Acceleration.

(a)	If an Event of Default with respect to the Company described in Section 11(g) or (h) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b)	If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, in addition to any action that may be taken pursuant to Section 12.1(c), any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

(c)	If any other Event of Default has occurred and is continuing, any holder or holders of a majority in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from prepayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

12.2	Other Remedies.

If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

12.3	Rescission.

At any time after any Notes have been declared due and payable pursuant to clause (b) or (c) of Section 12.1, the holders of not less than a majority in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

12.4	No Waivers or Election of Remedies, Expenses, Etc.

No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, any Note or any other Transaction Document upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

13.	Registration; Exchange; Substitution Of Notes

13.1	Registration of Notes.

The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

13.2	Transfer and Exchange of Notes.

Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more replacement Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such replacement Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit A. Each such replacement Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $1,000,000; provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $1,000,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Sections 6.2 and 6.3.

13.3	Replacement of Notes.

Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)	in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $5,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)	in the case of mutilation, upon surrender and cancellation thereof,

within ten Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a replacement Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon; provided, that in no event shall the Company be required to pay any interest or principal with respect to a replacement Note if such amounts have previously been paid with respect to the original Note.

14.	Payments On Notes

14.1	Place of Payment.

Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of JPMorgan Chase Bank in such jurisdiction. The holder of a Note may at any time, by notice to the Company, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

14.2	Home Office Payment.

So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, interest and all other amounts becoming due under the Transaction Documents by the method and at the address specified for such purpose below such Purchaser’s name on the Purchaser Schedule, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by any Purchaser or its nominee such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a replacement Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by any Purchaser under this Agreement and that has made the same agreement relating to such Note as each Purchaser has made in this Section 14.2.

15.	Expenses, Etc.

15.1	Transaction Expenses.

Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers or any holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Notes or any of the other Transaction Documents (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Notes or any of the other Transaction Documents or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Notes or any of the other Transaction Documents, or by reason of being a holder of any Note, and (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby, by the Notes and the other Transaction Documents. The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders.

15.2	Survival.

The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

16.	Survival Of Representations And Warranties; Entire Agreement

All representations and warranties contained herein or in any of the other Transaction Documents shall survive the execution and delivery of this Agreement, the Notes and the other Transaction Documents, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of any Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement or any of the other Transaction Documents shall be deemed representations and warranties of the Company under this Agreement or such other Transaction Document. Subject to the preceding sentence, this Agreement, the Notes and the other Transaction Documents embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

17.	Amendment And Waiver

17.1	Requirements.

This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), only with the written consent of the Company and the Required Holders, except that:

(a)	no amendment or waiver of any of Sections 1, 2, 3, 4, 5 or 6 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing; and

(b)	no amendment or waiver may, without the written consent of each Purchaser and the holder of each Note at the time outstanding, (i) subject to Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of (x) interest on the Notes or (y) the Make-Whole Amount, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver or the principal amount of the Notes that the Purchasers are to purchase pursuant to Section 2 upon the satisfaction of the conditions to Funding in Section 4, or (iii) amend any of Sections 8 (except as set forth in the second sentence of Section 8.2), 11(a), 11(b), 12, 17 or 20.

17.2	Solicitation of Holders of Notes.

(a)	Solicitation. The Company will provide each Purchaser and each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Purchaser or holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Purchasers or holders of Notes.

(b)	Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any Purchaser or holder of Notes as consideration for or as an inducement to the entering into by any Purchaser or holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each Purchaser and each holder of Notes then outstanding even if such Purchaser or holder did not consent to such waiver or amendment.

(c)	Consent in Contemplation of Transfer. Any consent given pursuant to this Section 17 by a Purchaser or holder of a Note that has transferred or has agreed to transfer its Note to (i) the Company, (ii) any Subsidiary or any other Affiliate or (iii) any other Person in connection with, or in anticipation of, such other Person acquiring, making a tender offer for or merging with the Company and/or any of its Affiliates), in each case in connection with such consent, shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other Purchaser and holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such Purchaser or holder.

17.3	Binding Effect, Etc.

Any amendment or waiver consented to as provided in this Section 17 applies equally to all Purchasers and holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and any Purchaser or holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any Purchaser or holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

17.4	Notes Held by Company, Etc.

Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding have approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

18.	Notices

All notices and communications provided for hereunder shall be in writing and sent (a) by facsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i)	if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or nominee shall have specified to the Company in writing;

(ii)	if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing; or

(iii)	if to the Company, at its address set forth at the beginning hereof to the attention of the Chief Financial Officer, or at such other address as the Company, shall have specified to each Purchaser and the holder of each Note in writing.

Notices under this Section 18 will be deemed to have been given only when actually received at the address so specified.

19.	Reproduction Of Documents

This Agreement, and all documents relating hereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser in connection with the Funding (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. To the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit any party hereto from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

20.	CONFIDENTIALITY

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary, or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party, or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between such Purchaser or such holder and the Company, this Section 20 shall supersede any such other confidentiality undertaking.

21.	MISCELLANEOUS

21.1	Successors and Assigns.

All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent holder of a Note) whether so expressed or not. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

21.2	Payments Due on Non-Business Days.

Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.4 that the notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note or the date of any required principal prepayment pursuant to Section 8.1 is a date other than a Business Day, the payment otherwise due on such date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

21.3	Accounting Terms.

All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP. If, after the date of this Agreement, there shall occur any change in GAAP from that used in the preparation of the financial statements referred to in Section 7.1(b) hereof for the Fiscal Year ended December 31, 2021 and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Company or the Required Holders may by notice to the holders of the Notes and the Company, respectively, require that the holders of the Notes and the Company negotiate in good faith to amend such covenants, standards, and terms so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Company and its Subsidiaries shall be the same as if such change had not been made. No delay by the Company or the Required Holders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section 21.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles.

21.4	Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

21.5	Construction.

Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

21.6	Counterparts; Electronic Contracting.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. The parties agree to electronic contracting and signatures with respect to this Agreement, any other Transaction Document and all other documents delivered hereunder (other than the Notes). Delivery of an electronic signature to, or a signed copy of, this Agreement, any other Transaction Document and all other documents delivered hereunder (other than the Notes) by facsimile, email or other electronic transmission shall be fully binding on the parties to the same extent as the delivery of the signed originals and shall be admissible into evidence for all purposes. Notwithstanding the foregoing, if any Purchaser shall request manually signed counterpart signatures to this Agreement, any other Transaction Document or any other documents delivered hereunder, the Company hereby agrees to use its reasonable endeavors to provide such manually signed signature pages as soon as reasonably practicable.

21.7	Governing Law.

This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such state that would permit the application of the laws of a jurisdiction other than such state.

21.8        Jurisdiction and Process. (a)  The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(a)	The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 21.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding, and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(b)	Nothing in this Section 21.8 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

21.9        Waiver of Jury Trial. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER TRANSACTION DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY, if an action or other proceeding is brought in the State of California and if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them concerning this Agreement, the Notes, the other Transaction Documents and the matters contemplated hereby or thereby (each, a “Claim”), including any and all questions of law or fact relating thereto, shall be determined by judicial reference pursuant to the California Code of Civil Procedure (“Reference”). The parties shall select a single neutral referee, who shall be a retired state or federal judge. In the event that the parties cannot agree upon a referee, the referee shall be appointed by the court. The referee shall report a statement of decision to the court. Nothing in this paragraph shall limit the right of any party at any time to exercise any self-help remedies, foreclose against any collateral or obtain provisional remedies. The Company shall bear the fees and expenses of the referee unless the referee orders otherwise. The referee shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

21.10	Divisions.

For all purposes under the Transaction Documents, in connection with any division or plan of division (whether under Delaware law or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

* * * * *

Very truly yours,

THE COMPANY:	LTC PROPERTIES, INC.

	By:	/s/ Wendy Simpson
	Name:	Wendy Simpson
	Title:	Chairman and Chief Executive Officer

	By:	/s/ Pamela Shelley-Kessler
	Name:	Pamela J. Shelley-Kessler
	Title:	Co-President, Chief Financial Officer and Corporate Secretary

[Signature Page to Note Purchase Agreement]

The foregoing is hereby agreed to as of the date thereof.

Massachusetts Mutual Life Insurance Company

By: Barings LLC, as Investment Adviser

By:	/s/ James Moore
Name:	James Moore
Title:	Managing Director

the lincoln national life INSURANCE company

By: Barings LLC, as Investment Adviser

By:	/s/ James Moore
Name:	James Moore
Title:	Managing Director

massmutual ascend life insurance company

By: Barings LLC, as Investment Adviser

By:	/s/ James Moore
Name:	James Moore
Title:	Managing Director

[Signature Page to Note Purchase Agreement]

The foregoing is hereby agreed to as of the date thereof.

thrivent financial for lutherans

By:	/s/ Martin Rosacker
Name:	Martin Rosacker
Title:	Managing Director

[Signature Page to Note Purchase Agreement]

Schedule A

Purchasers Schedule

[Omitted pursuant to Item 601(a)(5) of Regulation S-K.  The registrant will provide a copy to the Securities and Exchange Commission or its staff upon request]

Schedule A-1

Schedule B

Defined Terms

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“2012 Note Agreement” means that certain Note Purchase Agreement, dated as of July 19, 2012, by and among the Company and the Purchasers (as defined therein), as amended, restated, supplemented, replaced or otherwise modified from time to time.

“2017 Note Agreement” means that certain Note Purchase Agreement, dated as of February 16, 2017, by and among the Company and the Purchasers (as defined therein), as amended, restated, supplemented, replaced or otherwise modified from time to time.

“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 20% or more of the securities having the ordinary voting power for the election of directors or other governing body of a corporation or 20% or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Agreement” means this Note Purchase Agreement, dated as of May 17, 2022, between the Company, on the one hand, and the Purchasers, on the other hand, as it may from time to time be amended, supplemented or otherwise modified from time to time.

“AIG Note Agreement” means that certain Amended and Restated Note Purchase and Private Shelf Agreement, dated as of June 2, 2016, by and among the Company, AIG Asset Management (U.S.), LLC and the Purchasers (as defined therein), as amended, restated, supplemented, replaced or otherwise modified from time to time.

“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act, as amended, and the U.K. Bribery Act 2010, as amended.

“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) , as amended, and the USA PATRIOT Act.

“Applicable Total Asset Value” means, at any time of determination thereof, the Total Asset Value at such time as determined based on the most recent financial statements delivered pursuant to Section 7.1(b) (or, if no financial statements have yet been delivered pursuant to Section 7.1(b) at such time, the most recent audited financial statements of the Company and its Subsidiaries referenced in Schedule 5.5).

Schedule B-1

“Assets Under Development” means any real property under construction other than Redevelopment Assets.

“Bank Facility” means the credit facility or facilities from time to time provided in connection with the Credit Agreement.

“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (c) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b).

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

“Capital Lease” means any Lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

“Capitalization Rate” means (a) 8.0% for assisted living facilities, (b) 10.0% for skilled nursing facilities, (c) 7.5% for Non-Government Reimbursed Properties that are independent living facilities, (d) 10.0% for hospitals, (e) 8.0% for Non-Government Reimbursed Properties that are not independent living facilities, and (f) 10.0% for other Government Reimbursed Properties.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one (1) year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (c) commercial paper maturing within one (1) year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within one (1) year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) deposit accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is fully insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $250,000,000, having a term of not more than seven (7) days, with respect to securities satisfying the criteria in clauses (a) or (d) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System, and (g) investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (f) above.

Schedule B-2

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 et seq., and any future amendments.

“Change of Control” means any of (a) the acquisition by any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) at any time of beneficial ownership of 50% or more of the outstanding capital stock or other equity interests of the Company on a fully-diluted basis, (b) any “Change of Control” (or words of like import), as defined in any agreement or indenture relating to any issue of Indebtedness for Borrowed Money in excess of 5% of the Applicable Total Asset Value shall occur, or (c) during any twelve (12) month period on or after the Execution Date, individuals who at the beginning of such period constituted the board of directors of the Company (together with any new directors whose election by the board of directors or whose nomination for election by the shareholders of the Company was approved by a vote of at least a majority of the members of the board of directors then in office who either were members of the board of directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the board of directors then in office.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” is defined in the introductory paragraph of this Agreement.

“Controlled Entity” means (i) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (ii) if the Company has a parent company, such parent company and its Controlled Affiliates. As used in this definition, “Controlled” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of November 19, 2021, by and among the Company, the Lenders (as defined therein) from time to time party thereto and the other parties from time to time party thereto, as amended, restated, supplemented, replaced or otherwise modified from time to time.

Schedule B-3

“Debt Service” means, for any period, the sum of (a) Interest Expense for such period and (b) the greater of (i) zero or (ii) scheduled principal amortization paid on Secured Debt (exclusive of any balloon payments or prepayments of principal paid on such Secured Debt) for such period, less amortized principal payments received on the Company’s and its Subsidiaries’ mortgage loans receivable (exclusive of any balloon payments or prepayments of principal received on the Company’s and its Subsidiaries’ mortgage loans receivable) for such period.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means that rate of interest per annum that is the greater of (a) 2% above the rate of interest stated in clause (a) of the first paragraph of the Notes or (b) 2% over the rate of interest publicly announced by JPMorgan Chase Bank as its “base” or “prime” rate.

“Dollars” and “$” means lawful currency of the United States of America.

“EBITDA” means, for any period, determined on a consolidated basis for the Company and its Subsidiaries in accordance with GAAP, the sum of net income (or loss) for such period plus, to the extent deducted in the calculation thereof: (i) depreciation and amortization expense; (ii) interest expense; (iii) income tax expense; (iv) extraordinary, unrealized or non-recurring losses, including impairment charges and reserves; minus, to the extent included in the calculation thereof: (v) funds received by the Company or a Subsidiary as rent but which are reserved for capital expenses; (vi) unrealized gains on the sale of assets; and (vii) income tax benefits.

“Eligible Line of Business” means any business engaged in as of the date of this Agreement by the Company or any of its Subsidiaries or any business reasonably related thereto.

“Environmental Claim” means any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any abatement, removal, remedial, corrective or response action in connection with a Hazardous Material, Environmental Law or order of a Governmental Authority or (d) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Law” means any current or future Legal Requirement pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management or use of natural resources and wildlife, (c) the protection or use of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any Release to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder.

Schedule B-4

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, costs of compliance, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other legally enforceable consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company or a Subsidiary under section 414 of the Code.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“Event of Default” is defined in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Execution Date” is defined in Section 3.

“Financial Covenant” means any covenant (whether set forth as a covenant, undertaking, event of default, restriction or other such provision, and including all defined terms used with respect thereto) similar in nature to the covenants set out in Section 10.8 of this Agreement or that otherwise provides for limitations on indebtedness or interest expense, or a minimum level of interest coverage, net worth or any other minimum or maximum metric of financial performance or financial position (however expressed and whether stated as a ratio or as a fixed threshold or otherwise).

“Fiscal Quarter” means each of the three-month periods ending on March 31, June 30, September 30 and December 31.

“Fiscal Year” means the twelve-month period ending on December 31.

“Fixed Charges” means, for any period, Debt Service for such period, plus Preferred Dividends for such period, plus $400 per bed per annum for any Property on which the Lease of such Property does not require the tenant to pay for all capital expenditures.

“Funding” is defined in Section 4.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the United States of America accounting profession), which are applicable to the circumstances as of the date of determination; provided, that (except with respect to SEC filings referenced in Section 7.1(a) and (b)) “GAAP” shall exclude the effects of Accounting Standards Codification 825-10-25 (previously referred to as SFAS 159) or any successor or similar provision to the extent it relates to “fair value” accounting for liabilities.

Schedule B-5

“Government Reimbursed Properties” means Senior Housing Assets (other than hospitals) in respect of which 51% or more of revenues are generated from reimbursements under Medicare, Medicaid and other government programs for payment of services rendered by healthcare providers.

“Governmental Authority” means

(a)         the government of the United States of America or any state or other political subdivision thereof, or

(b)         the government of any other jurisdiction in which any of the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(c)       any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Gross Book Value” means book value without giving effect to depreciation.

“Guaranty” shall mean, with respect to any Person, any direct or indirect obligation or liability, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness for Borrowed Money, lease, dividend or other obligation payable or performable by another Person in any manner, including, without limitation, any obligation directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable or obligated, and including, without limitation, any obligation of such Person (contingent or otherwise, direct or indirect) to: (i) maintain working capital, equity capital, the solvency or any balance sheet condition or other financial condition or liquidity or level of income or cash flow of another Person in any manner; (ii) to purchase the obligations of or equity interests in another Person from the holders of such obligations or interests; (iii) to purchase or lease property, securities or services or supply or advance any funds, goods or services to or on behalf of another Person in any manner; (iv) to guarantee (a) the completion of any work or any other schedule or deliverable obligations or requirements of another Person in any manner, (b) the quality of any construction work, means or methods of another Person in any manner, (c) any warranty or indemnity obligations of another Person in any manner, or (d) any other payment, performance or contractual obligations of another Person in any manner; or (v) purchase or otherwise pay (or advance or supply funds for the purchase or payment of) any Indebtedness for Borrowed Money or other obligation of another Person or to purchase or otherwise make payment for (or advance or supply funds for the purchase or payment for) any products, materials, supplies or other property, or for any transportation or services, regardless of the non-delivery or non-furnishing thereof, in any such case if the purpose or effect of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected against loss in respect thereof. Guaranties shall include (x) obligations of partnerships and joint ventures of which such Person is a general partner that are not expressly non-recourse to such Person, and (y) obligations of joint ventures of which such Person is a joint venturer (but not a general partner) to the extent such Person is obligated for the obligations of such joint ventures under their respective limited liability company agreements, limited partnership agreements or other similar constituent documents. In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

Schedule B-6

“Hazardous Material” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous, toxic or a pollutant and includes, without limitation, (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as “hazardous,” “toxic” or “pollutant” or words of like import pursuant to an Environmental Law.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

“Hostile Acquisition” means the acquisition of the capital stock or other equity interests of a Person through a tender offer or similar solicitation of the owners of such capital stock or other equity interests which has not been approved (prior to such acquisition) by resolutions of the board of directors of such Person or by similar action if such Person is not a corporation, and as to which such approval has not been withdrawn.

“include” or “including” means, unless the context clearly requires otherwise, “including without limitation.”

“Indebtedness for Borrowed Money” means for any Person (without duplication) (a) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (b) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business and contingent liabilities related to potential earn-out payments which do not meet the balance sheet recognition requirements of Accounting Standards Codification No. 450 – Contingencies), (c) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (d) all Capitalized Lease Obligations of such Person, (e) all obligations of such Person on or with respect to letters of credit, bankers’ acceptances and other extensions of credit whether or not representing obligations for borrowed money, and (f) all obligations of the sort described in the foregoing clauses with respect to which such Person has become liable by way of a Guaranty.

Schedule B-7

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Interest Expense” means, for any period of determination, the interest expense, whether paid, accrued or capitalized (without deduction of consolidated interest income) of the Company and its Subsidiaries on a consolidated basis for such period. Interest Expense shall exclude any amortization of (i) deferred financing fees, including the write-off such fees relating to the early retirement of such related Indebtedness for Borrowed Money, and (ii) debt discounts (but only to the extent such discounts do not exceed 3.0% of the initial face principal amount of such debt).

“Investment” means (i) any investment, directly or indirectly (whether through the purchase of stock or obligations or otherwise) in any Person, real property or improvements on real property, or any loans, advances, lines of credit, mortgage loans or other financings (including pursuant to sale/leaseback transactions) to any other Person, or (ii) any acquisition of any real property, improvements on real property or all or any substantial part of the assets or business of any other Person or division thereof.

“Lease” means any lease, tenancy agreement, contract or other agreement for the use or occupancy of a Property or any portion thereof.

“Legal Requirement” means any treaty, convention, statute, law, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any Governmental Authority, whether federal, state, or local.

“Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

“Make-Whole Amount” is defined in Section 8.6.

“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Subsidiaries taken as a whole.

“Material Acquisition” means any acquisition (or series of related acquisitions) permitted by the Transaction Documents and consummated in accordance with the terms of the Transaction Documents if the aggregate consideration paid in respect of such acquisition (including any Indebtedness for Borrowed Money assumed in connection therewith) exceeds $175,000,000.

Schedule B-8

“Material Adverse Effect” means a material and adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under the Transaction Documents to which it is a party, or (c) the validity or enforceability of any of the Transaction Documents or the rights or remedies of the holders of Notes thereunder; provided, however, that the sale of assets of one or more Subsidiaries in accordance with the terms of this Agreement shall not be deemed in and of itself to cause a Material Adverse Effect absent the presence of the factors set forth above.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“Non-Government Reimbursed Properties” means Senior Housing Assets (other than hospitals) that are not Government Reimbursed Properties.

“Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States by the Company or any Subsidiary primarily for the benefit of employees of the Company or one or more Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.

“Notes” is defined in Section 1.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury or any successor thereto.

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Other Investments” means any investment other than the following: (a) an Investment in Cash Equivalents, (b) an investment by the Company in its Subsidiaries or by a Subsidiary in one or more of its Subsidiaries, (c) an intercompany advance made from time to time among the Company and its Subsidiaries in the ordinary course of business to finance working capital needs, (d) an investment held by the Company and its Subsidiaries on the date of the Funding, (e) an investment in Unconsolidated Affiliates, Assets Under Development, or Redevelopment Assets, (f) an investment received in connection with a workout of any obligation owed to the Company or its Subsidiaries, or (g) an investment or acquisition with respect to real property or improvements on real property located in, or of a business with its primary operations in, the United States of America, which, in each case, is in an Eligible Line of Business and not a Hostile Acquisition (including, but not limited to, sale/leaseback transactions, mortgage loans, lines of credit or other financings).

Schedule B-9

“Other Note Agreement” means any of (i) the 2012 Note Agreement, (ii) the Prudential Note Agreement, (iii) the AIG Note Agreement, (iv) the 2017 Note Agreement and (v) any one or more other agreements or instruments executed and delivered by the Company in connection with a financing (including, without limitation, private placement financings), which constitutes unsecured Indebtedness for Borrowed Money of the Company and ranks pari passu with the obligations evidenced by the Notes, as such agreement or instrument may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Other Noteholders” means the holders from time to time of the notes issued under any Other Note Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Pension Act” means the Pension Protection Act of 2006, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to certain Plans and set forth in, with respect to plan years ending prior to the effective date as to such Plan of the Pension Act, section 412 of the Code and section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, sections 412 and 430 of the Code and sections 302 and 303 of ERISA.

“Permitted Lien” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding has been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 9.4; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue or that are being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) easements, rights of way and other encumbrances on title to real property that do not materially and adversely affect the value of such property or the use of such property for its present purposes; (e) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of like nature incurred in the ordinary course of business; (f) Liens in favor of the United States of America for amounts paid to the Company or any Subsidiary as progress payments under government contracts entered into by it; (g) attachment, judgment and other similar Liens arising in connection with court, reference or arbitration proceedings, provided that the same have been in existence less than 20 days, that the same have been discharged or that execution or enforcement thereof has been stayed pending appeal; (h) Liens on Properties not constituting Unencumbered Assets; and (i) cash collateral in an aggregate amount not to exceed $25,000,000 at any time for letter of credit obligations under the Credit Agreement.

Schedule B-10

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a Governmental Authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company, any Subsidiary or any ERISA Affiliate or with respect to which the Company, any Subsidiary or any ERISA Affiliate may have any liability.

“Preferred Dividends” means any dividend paid (or payable), as the case may be, in cash on any preferred equity security issued by the Company.

“Principal Credit Facility” means any loan agreement, credit agreement, note purchase agreement or similar agreement under which credit facilities in the aggregate original principal or commitment amount of at least $75,000,000 (or credit facilities in the aggregate original principal or commitment amount of less than $75,000,000, but which have subsequently been increased to an amount of at least $75,000,000) are provided to the Company and/or any Subsidiary.

“Property” or “Properties” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.

“Property Expenses” means, with respect to any Unencumbered Asset, the costs (including, but not limited to, payroll, taxes, assessments, insurance, utilities, landscaping and other similar charges) of operating and maintaining such Unencumbered Asset which are the responsibility of the Company or the applicable Subsidiary that are not paid directly by the tenant, but excluding depreciation, amortization, interest costs and maintenance capital expenditures to the extent such Unencumbered Asset is under a triple-net lease.

“Property Income” means, with respect to any Unencumbered Asset, cash rents (excluding, as an abundance of caution, non-cash straight-line rent) and other cash revenues received by the Company or a Subsidiary in the ordinary course of business for such Unencumbered Asset, but excluding security deposits and prepaid rent except to the extent applied in satisfaction of tenants’ obligations for rent; provided, that for any Unencumbered Asset that (x) constituted an Underpaid Lease Asset in the twelve (12) months preceding any date of determination and (y) where the non-performing tenant has been replaced with a performing tenant, the Company or the applicable Subsidiary shall be permitted to include cash rents paid under such replacement lease on an annualized basis.

“Property Net Operating Income” or “Property NOI” means, as of any date of determination and with respect to any Unencumbered Asset, the aggregate amount of (i) Property Income for the Rolling Period (without duplication) minus (ii) Property Expenses for the Rolling Period (without duplication).

“Prudential Note Agreement” means that certain Third Amended and Restated Note Purchase and Private Shelf Agreement, dated as of April 28, 2015, by and among the Company, PGIM, Inc. (f/k/a Prudential Investment Management, Inc.) and the Purchasers (as defined therein), as amended, restated, supplemented, replaced or otherwise modified from time to time.

Schedule B-11

“Purchaser Schedule” means the Purchaser Schedule attached to this Agreement as Schedule A.

“Purchasers” is defined in the introductory paragraph of this Agreement.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Qualified Loan” means, as of any date of determination, any mezzanine loan, mortgage loan, convertible debt or working capital loan that is held or owned by the Company or any Subsidiary (i) listed on the Officer’s Certificate delivered to the holders of the Notes on the date of this Agreement pursuant to the requirements of Section 4A(1), or(ii) thereafter, listed on Exhibit A to Schedule I of the certificate of a Senior Financial Officer after such mezzanine loan’s, mortgage loan’s, convertible debt’s or working capital loan’s designation by the Company as a Qualified Loan, so long as the Company shall fully comply with the requirements of Section 7.2(a) with regard to the reporting of such Qualified Loan, which loan (in the case of either the immediately preceding clause (i) or clause (ii)) meets the following criteria:

(a)            100% held or owned by the Company or a Subsidiary;

(b)            with respect to a mortgage loan, secured by a first or second mortgage or a first or second deed of trust on Senior Housing Assets in favor of the Company or such Subsidiary and such Senior Housing Asset is not subject to any other Lien or negative pledge (other than Permitted Liens or, solely with respect to second mortgages or second deeds of trust, a first mortgage lien or first deed of trust);

(c)            the underlying Senior Housing Asset is currently in service (not under development);

(d)            the underlying Senior Housing Asset is located in the United States and the loan documents pertaining to the mortgage or deed of trust are governed by the law of a state of the United States;

(e)          neither the mezzanine loan, mortgage loan, convertible debt or working capital loan, nor the right to receive payments thereunder, is subject to any Lien (other than Permitted Liens) or to any negative pledge;

(f)           if such mezzanine loan, mortgage loan, convertible debt or working capital loan is owned by a Subsidiary, none of the Company’s beneficial ownership interest in such Subsidiary is subject to any Lien (other than Permitted Liens or Liens in favor of the Company) or to any negative pledge;

(g)            with respect to a mortgage loan, the underlying Property, based on the Company’s or its Subsidiary’s actual knowledge, is free of all material structural defects or major architectural deficiencies, material title defects, material environmental conditions or other adverse matters which, individually or collectively, materially impair the value of such Property; and

Schedule B-12

(h)            the borrower, mortgagor or grantor with respect to such mezzanine loan, mortgage loan, convertible debt or working capital loan is not delinquent sixty (60) days or more in interest or principal payments due thereunder.

“RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§6901 et seq., and any future amendments.

“Redevelopment Assets” means any real estate under major redevelopment.

“Reduced Lease Asset” means any Unencumbered Asset where any tenant of such Unencumbered Asset (i) has paid less than 100% of its minimum rental payments during the sixty (60) day period immediately preceding the applicable date of calculation and (ii) is otherwise performing all of its material obligations under its Lease.

“REIT” means a Person that is qualified to be treated for tax purposes as a real estate investment trust under sections 856-860 of the Code.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping, or disposing into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks or other receptacles containing or previously containing any Hazardous Material.

“Required Holders” means (a) prior to the Funding, the Purchasers and (b) at any time after the Funding, the holder or holders of a majority of the aggregate principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company, any Subsidiary or any of their respective Affiliates); provided that at any time when there are only two holders of outstanding Notes (counting a holder and its Related Funds as a single holder), Required Holders shall mean each holder of the then outstanding Notes.

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement or any other Transaction Document.

“Rolling Period” means, as of any date of determination, the four consecutive Fiscal Quarters ending on or immediately preceding such date.

“Securities” or “Security” shall have the meaning specified in section 2(1) of the Securities Act.

Schedule B-13

“Secured Debt” means, as of any date of determination and without duplication, the aggregate principal amount of all indebtedness outstanding of the Company and its Subsidiaries, evidenced by notes, bonds, debentures or similar instruments and capital lease obligations that are secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Financial Officer” means the chief executive officer, chief financial officer, principal accounting officer, treasurer or controller of the Company.

“Senior Housing Assets” means any Properties on which the improvements consist only of one or more of the following: (a) senior apartments, (b) independent living facilities, (c) congregate communities, (d) assisted living facilities, (e) nursing homes, (f) hospitals, (g) memory care communities, (h) medical office buildings, (i) life science properties, (j) surgical centers, (k) free standing emergency facilities and (l) other Properties primarily used for senior citizen residences or health care services, together with other improvements incidental thereto.

“S&P” means S&P Global Ratings and any successor thereto.

“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust, estate or other entity (i) of which (or in which), in the case of a corporation, more than 50% of the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (ii) the Controlling interest in the capital or profits of such partnership, joint venture or limited liability company, or (iii) the Controlling beneficial interest in such trust or estate, in each case, is at the time directly or indirectly owned by such Person, or (iv) the accounts of which would appear on the consolidated financial statements of such Person in accordance with GAAP. As used in this definition, “Controlling” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any entity referred to in this definition, whether through the ownership of the interest in the capital or profits of such entity, through the ownership of the beneficial interest therein or through the ownership of any other Voting Interests, by contract or otherwise. Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“SVO” means the Securities Valuation Office of the National Association of Insurance Commissioners (or any successor organization acceding to the authority thereof).

“Tangible Net Worth” means, as of any time of determination, total stockholders’ equity on the Company’s consolidated balance sheet as reported in its Form 10-K or 10-Q plus accumulated depreciation less all amounts appearing on the assets side of its consolidated balance sheet representing an intangible asset under GAAP.

Schedule B-14

“Total Asset Value” means, as of any date of determination, the Gross Book Value of all assets of the Company and its Subsidiaries less all amounts appearing on the assets side of its consolidated balance sheet separately identifiable as intangible assets under GAAP; provided that (A) to the extent the amount of Total Asset Value attributable to Assets Under Development exceeds 20% of Total Asset Value, such excess shall be excluded; (B) to the extent the amount of Total Asset Value attributable to Redevelopment Assets exceeds 20% of Total Asset Value, such excess shall be excluded; (C) to the extent the amount of Total Asset Value attributable to Unconsolidated Affiliates exceeds 15% of Total Asset Value, such excess shall be excluded; (D) to the extent the amount of Total Asset Value attributable to Other Investments exceeds 15% of Total Asset Value, such excess shall be excluded; and (E) to the extent the amount of Total Asset Value attributable to Assets Under Development, Redevelopment Assets, Unconsolidated Affiliates, and Other Investments in the aggregate exceed 30% of Total Asset Value, such excess shall be excluded.

“Total Indebtedness” means, as of any date of determination and without duplication, all Indebtedness for Borrowed Money of the Company and its Subsidiaries on a consolidated basis.

“Transaction Documents” means this Agreement, the Notes, and any and all other agreements, documents, certificates and instruments from time to time executed and delivered by or on behalf of the Company related thereto.

“Unconsolidated Affiliate” means an Affiliate of the Company whose financial statements are not required to be consolidated with the financial statements of the Company in accordance with GAAP.

“Underpaid Lease Asset” means any Unencumbered Asset where any tenant of such Unencumbered Asset (a) has paid less than 90% of its minimum rental payments during the 60 day period immediately preceding the applicable date of calculation and (b) is otherwise performing all of its material obligations under its Lease.

“Unencumbered Asset” means, as of any date of determination, any unencumbered real Property (i) listed on the Officer’s Certificate delivered to the holders of the Notes on the date of this Agreement pursuant to the requirements of Section 4A(1), or (ii) thereafter, listed on Exhibit A to Schedule I of the certificate of a Senior Financial Officer after such Property’s designation by the Company as an Unencumbered Asset, so long as the Company shall fully comply with the requirements of Section 7.2(a) with regard to the reporting of such Unencumbered Asset, which unencumbered Property (in the case of either the immediately preceding clause (i) or clause (ii)) meets the following criteria:

(a)             is 100% owned in fee simple by the Company or a Subsidiary;

(b)            is currently in service (not under development) and generates cash rental income to the Company or such Subsidiary;

(c)            is a Senior Housing Asset located in the United States of America;

Schedule B-15

(d)           if such Property is owned by the Company, (i) neither the Company’s beneficial ownership interest in such Property nor the Property is subject to any Lien (other than Permitted Liens and Liens in favor of a collateral agent for the ratable benefit of the holders from time to time of the Notes, the Other Noteholders and the Lenders under (and as defined in) the Credit Agreement and other indebtedness (subject to compliance with Section 10.1)) or to any negative pledge other than the negative pledge set forth herein, in any Other Note Agreement or in the Credit Agreement and (ii) the Company has the unilateral right to (x) sell, transfer or otherwise dispose of such Property and (y) to create a Lien on such Property as security for indebtedness of the Company (other than restrictions imposed by the negative pledge set forth herein, in any Other Note Agreement or in the Credit Agreement);

(e)           if such Property is owned by a Subsidiary, (i) none of the Company’s beneficial ownership interest in such Subsidiary, such Subsidiary’s beneficial ownership interest in such Property or the Property is subject to any Lien (other than Permitted Liens and Liens in favor of the Company) or to any negative pledge other than the negative pledge set forth herein, in any Other Note Agreement or in the Credit Agreement and (ii) such Subsidiary has the unilateral right to, and the Company has the unilateral right to cause such Subsidiary to, (x) sell, transfer or otherwise dispose of such Property and (y) to create a Lien on such Property as security for indebtedness of the Company or such Subsidiary (other than restrictions imposed by the negative pledge set forth herein, in any Other Note Agreement or in the Credit Agreement);

(f)            such Property, based on the Company’s or such Subsidiary’s actual knowledge, is free of all material structural defects or major architectural deficiencies, material title defects, material environmental conditions or other adverse matters which, individually or collectively, materially impair the value of such Property;

(g)            either tenants of such real Property are no more than 60 days in arrears on 100% of the minimum rental payments due under their applicable Leases or such Unencumbered Asset constitutes a Reduced Lease Asset; and

(h)            either tenants of such real Property are no more than 60 days in arrears on 90% of the minimum rental payments due under their applicable Leases or such Unencumbered Asset constitutes both a Reduced Lease Asset and an Underpaid Lease Asset.

“Unencumbered Asset Subsidiary” means any Subsidiary that owns an Unencumbered Asset or a Qualified Loan.

“Unencumbered Asset Value” means, as of any date of determination, an amount equal to the sum of:

(a)           for all Unencumbered Assets owned by the Company or a Subsidiary for more than twenty-four months prior to the date of determination (excluding Underpaid Lease Assets), the quotient of (i) the Property NOI from such Unencumbered Assets divided by (ii) the Capitalization Rate, plus

(b)          for all Unencumbered Assets owned by the Company or a Subsidiary for twenty-four months or less prior to the date of determination (excluding Underpaid Lease Assets), the Gross Book Value of such Unencumbered Assets; plus

Schedule B-16

(c)          for all Qualified Loans owned by the Company or a Subsidiary, the book value of such Qualified Loans as of the date of such determination; plus

(d)           notwithstanding (a) and (b) above, for all Underpaid Lease Assets owned by the Company or a Subsidiary, (x) the greater of (i) the Gross Book Value of such Underpaid Lease Asset and (ii) the Property NOI from such Unencumbered Asset divided by the Capitalization Rate multiplied by (y) seventy-five percent (75%); plus

(e)           notwithstanding (a) and (b) above, for any Unencumbered Asset that (x) constituted an Underpaid Lease Asset in the twelve (12) months preceding any date of determination and (y) where the non-performing tenant has been replaced with a performing tenant, the greater of (i) the Property NOI from such Unencumbered Asset divided by the Capitalization Rate; and (ii) the Gross Book Value of such Unencumbered Asset;

provided, that to the extent the amount of Unencumbered Asset Value attributable to Qualified Loans under clause (c) hereof would exceed 30% of Unencumbered Asset Value, such excess shall be excluded; provided further, that to the extent the amount of Unencumbered Asset Value attributable to Qualified Loans that are mezzanine loans, convertible debt, working capital loans, second mortgages or second deeds of trust under clause (c) hereof would exceed 5% of Unencumbered Asset Value, such excess shall be excluded; and provided further that to the extent the amount of Unencumbered Asset Value attributable to Unencumbered Assets that constituted Reduced Lease Assets would exceed 15% of Unencumbered Asset Value, such excess shall be excluded. Unencumbered Asset Value attributable to any of the items listed above in this definition owned by any non-Wholly-owned Subsidiary shall be adjusted to be limited to (i) the percentage of Equity Interests in such non-Wholly-owned Subsidiary owned by the Company as of such date multiplied by (ii) the applicable Property NOI, Gross Book Value or book value.

“Unsecured Debt” means, as of any date of determination, the aggregate principal amount of all Total Indebtedness outstanding at such date that is not Secured Debt.

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA) PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Economic Sanctions” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, as amended, the International Emergency Economic Powers Act, as amended, the Iran Sanctions Act, as amended, the Sudan Accountability and Divestment Act, as amended, and any other OFAC Sanctions Program.

Schedule B-17

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent equity interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Wholly-owned Subsidiary” means, at any time, any Subsidiary one hundred percent of all of the equity interests (except directors’ qualifying shares) and Voting Interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

Schedule B-18

Schedule 5.4
Subsidiaries; Affiliates; Directors and Officers; Restrictions on Subsidiaries

LTC PROPERTIES. INC., a Maryland corporation

Entity	Organizational Jurisdiction	Ownership	Unencumbered Asset Subsidiary (Y/N)
Albuquerque Real Estate Investments, Inc.	Delaware	100%	Y
Badger RE Holdings, LLC	Wisconsin	90% preferred equity	Y
Bakersfield-LTC, Inc.	Delaware	100%	Y
Beaumont Real Estate Investments, LP	Texas	100%	N
Blue Ridge RE Holdings, LLC	Delaware	95% preferred equity	Y
Broadway Real Estate Investments, Inc.	Delaware	100%	Y
BV Holding-LTC, Inc.	Delaware	100%	N
Chatham Real Estate Investments, LLC	Delaware	100%	Y
Coronado Corporation	Delaware	100%	Y
CPP Investments, Inc.	Delaware	100%	Y
Florida-LTC, Inc.	Nevada	100%	Y
Fort Wayne Real Estate Investments, Inc.	Delaware	100%	N
Great Road RE Holdings, Inc.	Delaware	100%	N
Gulf Breeze Real Estate Investments, Inc.	Delaware	100%	Y
Hewitt Real Estate Investments, Inc.	Delaware	100%	Y
JVC Holdings, Inc.	Delaware	100%	N
JVCH Real Estate Investments, Inc.	Delaware	100%	N
JVCO Real Estate Investments, Inc.	Delaware	100%	Y
JVWL Real Estate Investments, Inc.	Delaware	100%	Y
Kansas-LTC Corporation	Delaware	100%	N
Lakes Real Estate Investments, Inc.	Delaware	100%	N
LTC GP I, Inc.	Delaware	100%	Y
LTC West, Inc.	Nevada	100%	Y
LTC-Dearfield, Inc.	Nevada	100%	N
LTC-DS, Inc.	Delaware	100%	N
LTC-Finance, Inc.	Delaware	100%	N

Schedule 5.4-1

Schedule 5.4
Subsidiaries; Affiliates; Directors and Officers; Restrictions on Subsidiaries

LTC-Gardner, Inc.	Delaware	100%
LTC-Griffin, Inc.	Nevada	100%	Y
LTC-Jonesboro, Inc.	Nevada	100%	N
LTC-K1 Inc.	Delaware	100%	Y
LTC-K2 Limited Partnership	Delaware	100%	Y
LTC-K2 LP, Inc.	Delaware	100%	N
LTC-K2, Inc.	Delaware	100%	Y
LTC-New Mexico, Inc.	Nevada	100%	Y
LTC-Ohio, Inc.	Delaware	100%	N
LTC-Richmond, Inc.	Nevada	100%	N
L-Tex GP, Inc.	Delaware	100%	N
L-Tex LP Corporation	Delaware	100%	N
Memorial Park Real Estate Investments, Inc.	Delaware	100%	Y
Merritt Island Real Estate Investments, Inc.	Delaware	100%	Y
Midwest RE Holdings, Inc.	Delaware	100%
Mission Real Estate Investments, Inc.	Delaware	100%	Y
Missouri River Corporation	Delaware	100%	N
MLREI Holdings, Inc.	Delaware	100%	N
Monroeville Real Estate Investments, Inc.	Delaware	100%	N
Mountain States Real Estate Investments, Inc.	Delaware	100%	N
MS-FL Real Estate Investments, Inc.	Delaware	100%	N
MW Real Estate Investments, LLC	Illinois	100%	Y
New Mexico Real Estate Investments, Inc.	Delaware	100%	N
Newberry Real Estate Investments, Inc.	Delaware	100%	Y
NMKS Holdings, Inc.	Delaware	100%	N
NMKS Real Estate Investments, Inc.	Delaware	100%	Y
North Carolina Real Estate Investments, LLC	North Carolina	100%	Y
Northwest RE Holdings, Inc.	Delaware	100%	N
Ohio Springs Real Estate Investments, Inc.	Delaware	100%	Y
Park Villa Corporation	Delaware	100%	Y
PENN-IND Real Estate Investments, Inc.	Delaware	100%	Y
RC Real Estate Investments, Inc.	Delaware	100%	Y

Schedule 5.4-2

Schedule 5.4
Subsidiaries; Affiliates; Directors and Officers; Restrictions on Subsidiaries

Red Oak Real Estate Investments, Inc.	Delaware	100%	Y
Rogue Valley RE Holdings, LLC	Delaware	90% preferred equity	Y
Sabal RE Holdings, LLC	Delaware	90% preferred equity	Y
Skilled Healthcare Holdings, Inc.	Delaware	100%	N
South Hills Real Estate Investments, Inc.	Delaware	100%	Y
Southeast RE Holdings, Inc.	Delaware	100%	N
SP Real Estate Investments, LLC	Delaware	100%	N
Stephenville Real Estate Investments, Inc.	Delaware	100%	Y
SWTX Real Estate Investments, Inc.	Delaware	100%	Y
Texas-LTC Limited Partnership	Texas	100%	Y
Texas-LTC Woodridge Limited Partnership	Delaware	100%	N
Tupelo Real Estate Investments, Inc.	Delaware	100%	Y
TXMS Real Estate Investments, Inc.	Delaware	100%	Y
Vacaville-LTC, Inc.	Delaware	100%	Y
Virginia-LTC, Inc.	Nevada	100%	Y
WISL Investments, Inc.	Wisconsin	100%	Y

Company Affiliates
Other than the Company's Subsidiaries listed above, there are not Affiliates

Company's directors and senior officers

Board of Directors
Wendy Simpson, Chairman and Chief Executive Officer
Boyd Hendrickson
James J. Pieczynski
Devra G. Shapiro
Timothy J. Triche, MD, PhD
Cornelia Cheng

Senior Officers
Wendy Simpson, Chairman and Chief Executive Officer
Pamela J Shelley-Kessler, Co-President, Chief Financial Officer and Secretary
Clint B Malin, Co-President and Chief Investment Officer

Schedule 5.4-3

Schedule 5.5

Financial Statements

FINANCIAL STATEMENTS PROVIDED TO PURCHASERS

Financial information available on the Company website at www.ltcreit.com, including the Company’s:

- 10-Q file April 28, 2022 for the Quarter-ended March 31, 2022

- 10-K filed February 17, 2022 for the Year-ended December 31, 2021

- 10-Q filed October 28, 2021 for the Quarter-ended September 30, 2021

- 10-Q filed July 29, 2021 for the Quarter-ended June 30, 2021

- 10-Q filed April 29, 2021 for the Quarter-ended March 31, 2021

- 10-K filed February 18, 2021 for the Year-ended December 31, 2020

- 10-K filed February 20, 2020 for the Year-ended December 31, 2019

- 10-K filed February 28, 2019 for the Year-ended December 31, 2018

- 10-K filed March 1, 2018 for the Year-ended December 31, 2017

Schedule 5.5-1

Schedule 5.15

Existing Indebtedness for Borrowed Money

[Omitted pursuant to Item 601(a)(5) of Regulation S-K.  The registrant will provide a copy to the Securities and Exchange Commission or its staff upon request]

Schedule 5.15-1

Schedule 8.1

Required Prepayments

Payment Date	Amount of Required Principal Prepayment
5/17/2022	-
5/17/2023	-
5/17/2024	-
5/17/2025	-
5/17/2026	-
5/17/2027	-
5/17/2028	-
5/17/2029	$5,000,000
5/17/2030	$5,000,000
5/17/2031	$30,000,000
5/17/2032	$25,000,000

Schedule 8.1-1

Exhibit A

Form of Series I Note

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE. NO TRANSFER OR SALE OF THIS NOTE MAY BE MADE UNLESS A REGISTRATION STATEMENT WITH RESPECT TO THIS NOTE HAS BECOME EFFECTIVE UNDER THE ACT AND SUCH REGISTRATION OR QUALIFICATION AS MAY BE REQUIRED UNDER THE SECURITIES LAWS OF ANY STATE HAS BECOME EFFECTIVE, OR AN EXEMPTION FROM SUCH REGISTRATIONS AND/OR QUALIFICATIONS IS AVAILABLE UNDER THE ACT AND SUCH LAWS.

LTC PROPERTIES, INC.

3.66% SERIES I SENIOR NOTE DUE MAY 17, 2033

No. [___]	[Date]
$[____]	PPN: 502175 E*9

FOR VALUE RECEIVED, the undersigned, LTC PROPERTIES, INC. (herein called the “Company”), a corporation organized under the laws of the State of Maryland, hereby promises to pay to [_____________], or registered assigns, the principal sum of [___________] DOLLARS on May 17, 2033, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 3.66% per annum from the date hereof, payable at maturity and quarterly, on the 17th day of each February, May, August and November in each year, commencing with the February 17th, May 17th, August 17th or November 17th next succeeding the date hereof until the principal hereof shall have become due and payable, and (b) at a rate per annum from time to time equal to the greater of (i) 5.66% and (ii) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank from time to time in New York, New York as its “base” or “prime” rate (i) on any overdue payment of interest, and (ii) following the occurrence and during the continuance of an Event of Default (as defined in the Agreement referred to below) on the unpaid principal balance, any overdue payment of interest and any overdue payment of any Make-Whole Amount, in the case of each of clause (i) and (ii), payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at JPMorgan Chase Bank, New York, New York or at such other place as the holder hereof shall designate to the Company in writing as provided in the Agreement referred to below.

This Note is one of a series of senior notes (herein called the “Notes”) issued pursuant to a Note Purchase Agreement, dated as of May 17, 2022 (as from time to time amended, amended and restated, supplemented or otherwise modified, the “Agreement”), between the Company, on the one hand, and the other Persons party thereto, on the other hand, and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have made the representation set forth in Sections 6.2 and 6.3 of the Agreement.

This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a replacement Note for the then outstanding principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

Exhibit A-1

The Company will make required prepayments of principal on the dates and in the amounts specified in the Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect, provided in the Agreement.

Capitalized terms used and not otherwise defined herein shall have the meanings provided in the Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such state that would permit the application of the laws of a jurisdiction other than such state.

LTC PROPERTIES, INC.

By:
Name:
Title:

Exhibit A-2

Exhibit  B-1

Form of Opinion of Special Counsel for the Company

[Omitted pursuant to Item 601(a)(5) of Regulation S-K.  The registrant will provide a copy to the Securities and Exchange Commission or its staff upon request]

Exhibit B-1

Exhibit B-2

Form of Opinion of Special Maryland Counsel for Company

[Omitted pursuant to Item 601(a)(5) of Regulation S-K.  The registrant will provide a copy to the Securities and Exchange Commission or its staff upon request]

Exhibit B-2

Exhibit C

Form of Compliance Certificate

[Omitted pursuant to Item 601(a)(5) of Regulation S-K.  The registrant will provide a copy to the Securities and Exchange Commission or its staff upon request]

Exhibit C-1